Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
China Green Agriculture, Inc.

     We consent to the use, in the registration statement on Form S-3 Registration statement of China Green Agriculture, Inc. and subsidiaries of our report dated September 8, 2009 on our audits of the consolidated financial statements of China Green Agriculture, Inc. and subsidiaries as of June 30, 2009 and 2008 and results of their operations and cash flows for the years then ended and the reference to us under the caption “Experts”.

/s/ Kabani & Company, Inc.
Los Angeles, California
November 23, 2009